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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement"), made in Suffolk County, New York as of the 1st day of January, 2000 ("Effective Date"), between Twin Laboratories Inc., ("Company") a Utah corporation, having its executive offices and principal place of business in Hauppauge, New York, and Neil Blechman, the undersigned individual ("Executive"). As used herein, the term "Twinlab" shall refer, individually and/or collectively, as applicable, to Twinlab Corporation, a Delaware corporation and its existing and future direct and indirect subsidiaries, including but not limited to the Company.

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.  Agreement Term.

         The term of this Agreement shall be the three-year period commencing on January 1st, 2000 and ending on December 31, 2002 (the "Agreement Term"); provided, however, that the Agreement Term shall be renewed automatically for successive additional two-year periods (each a "Renewal Term") at the end of the Agreement Term and at the end of each such two-year Renewal Term, unless, no later than 180 days prior to the end of the Agreement Term or any applicable Renewal Term, either the Company or the Executive gives written notice to the other that the Agreement Term or any applicable Renewal Term shall not be so renewed. This Agreement supercedes in all respects the Employment Agreement between the parties dated May 7, 1996 and any amendments thereto (collectively, "the 1996 Employment Agreement"), and the 1996 Employment Agreement is hereby deemed to be of no further force or affect.

2.  Employment.

         (a) Employment by the Company. Executive agrees to be employed by the Company for the Agreement Term and any applicable Renewal Term (collectively, the "Term") upon the terms and subject to the conditions set forth in this Agreement.

         (b) Performance of Duties. Throughout the Term, Executive shall serve as an Executive Vice President of the Company with powers and responsibilities as are commensurate with the duties of an Executive Vice President and as may be assigned from time to time by the Board of Directors ("Board") or the Chief Executive Officer of the Company. Executive agrees to faithfully and diligently perform Executive's duties in conformity with the directions of the Chief Executive Officer and/or President of the Company and will serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time to the business and affairs of the Company, subject to vacations and sick leave, each in accordance with Company policy.

3.  Compensation and Benefits.

         (a) Base Salary. For the period commencing with the Effective Date and ending December 31, 2000, the Company agrees to pay to Executive a base salary ("Base Salary") at the annual rate of $450,000, payable in accordance with the Company's regular payroll practices. The Base Salary shall be reviewed annually and may be increased at the discretion of the Compensation Committee of the Board of Directors of Twinlab based upon the achievement of performance criteria by the Executive as may be established from time to time by the Compensation Committee of the Twinlab Board of Directors.
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         (b) Bonus. The Executive shall be eligible to receive a bonus with respect to each year of the Term in accordance with performance criteria as may be established from time to time by the Compensation Committee and/or the Board of Directors of Twinlab.

         (c) Benefits and Perquisites. Executive shall be entitled to receive such benefits and perquisites as established for executives at the Company of a similar grade to Executive and such benefits and perquisites shall be at least as favorable as those offered to any other employee of the Company at the same grade.

         (d) Indemnification. The Executive shall be indemnified by the Company against reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature, to which he is made a party by reason of his then being or having been an officer or director of Twinlab on or subsequent to the date hereof to the full extent permitted by applicable law. The Company shall (upon receipt by the Company of an undertaking by or on behalf of the Executive to repay the expenses described in this Paragraph 3(d), if it shall ultimately be determined that he is not entitled to be indemnified by the Company against such expenses) pay reasonable expenses, including attorney's fees, incurred by the Executive in defending any threatened, pending or completed action, suit or proceeding, or appearing as a witness at a time when he has not been named as a defendant or respondent with respect thereto, in advance of the final disposition of any such action, suit or proceeding. The foregoing right of indemnification will not be deemed exclusive of any other rights to which the Executive may be entitled under Twinlab's or any of its subsidiaries' respective Articles or Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise.

4.  Cessation of Employment.

         (a) Termination For Cause, Resignation, Retirement or Death. Notwithstanding anything to the contrary contained herein, in the event that Executive's employment is terminated during the Term by the Company for Cause or by reason of Executive's, resignation or retirement, then the Company shall pay to Executive, within thirty (30) days of the date of such termination, only the Base Salary through such date of termination. In the event of Executive's death, Executive's estate shall receive, in a lump sum, one year of Executive's Base Salary at the time of death, payable within thirty days of Executive's death.

         (b) For purposes of this Agreement, "Cause" shall mean (i) conviction of, or plea of nolo contendere (no contest) to, any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) the Executive's engagement in conduct which is fraudulent or illegal with respect to the Company; (iii) gross neglect or misconduct in the performance of Executive's duties hereunder; (iv) willful failure or refusal to perform such duties as may be delegated to Executive commensurate with Executive's position;
(v) material violation of the Company's policies, including, without limitation, those relating to sexual harassment, the disclosure or misuse of Confidential Information (as hereinafter defined), or those set forth in Company's Code of Ethics, manuals or statements of policy; (vi) conduct which is materially injurious or materially damaging to the Company or the reputation of the Company; or (vii) material breach of any provision of this Agreement by Executive; in each case as determined by the Board of Directors of the Company which determination shall be final, binding and conclusive.


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         (c) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties for six (6) months, whether or not consecutive, out of any twelve (12) month period, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of Executive's duties on a full time basis, the Company may terminate Executive's employment hereunder for "Disability." In that event, the Company shall pay to Executive (i) within thirty (30) days of the date of such termination, only the Base Salary through such date of termination and (ii) all benefits accrued by the Executive as of the date of termination under all qualified and nonqualified retirement, pension, profit sharing, and similar plans of the Company to such extent in such manner and at such time as are provided under the terms of such plans and arrangements. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 hereof unless and until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under the Social Security or state disability insurance programs.

         (d) Termination By The Company For Any Other Reason. In the event that Executive's employment hereunder is terminated by the Company during the Term for any reason other than as provided in Sections 4(a), (c), or 8 hereof, then the Company shall pay to Executive, 1) commencing with the date of termination of employment and continuing for the balance of the Term, severance pay equal to the Base Salary rate being paid to Executive immediately preceding the termination of employment, (which shall be paid at the times and in the amounts such Base Salary would have been paid if Executive had not been terminated); and
2) promptly following any termination under this sub-paragraph, pay to Executive his targeted bonus for the calendar year at issue (as such Target is established by the Company's then current bonus program) on a pro-rated basis through his last day of employment for such year. Executive shall receive no bonus in any subsequent year of the Term following termination. During the balance of Term following any termination under this sub-paragraph, Executive shall also continue to participate in and receive the medical, Executive medical, dental, and prescription drug insurance (or their substantial equivalents) benefits as provided for in Section 3 hereof to the same extent as if Executive's employment hereunder had not been terminated; provided, however, that notwithstanding anything to the contrary herein, 1) Base Salary severance payments and benefits pursuant to this sub-paragraph shall not be made or provided by the Company for a period exceeding twenty-four months following the termination of employment; and 2) in the event that Executive shall breach any of the provisions of Sections 4, 5, 6 or 7 hereof, in addition to any other remedies the Company may have, the Company's obligation pursuant to this Section 4(d) to pay severance, bonus, and to continue certain benefits shall cease and Executive's rights thereto shall terminate and shall be forfeited and Executive shall promptly reimburse and repay to Company any severance and bonus paid by the Company to Executive subsequent to the date of termination.

         (e) No Further Liability; Release. Payment made by the Company in accordance with Section 4 of this Agreement shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability (other than any obligations Company may have pursuant to Company's Stock Incentive and Stock Option Plans) with respect to, in connection with or arising out of Executive's employment and termination of employment.


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Other than making payments and continuing any benefits under this Section 4, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability under this Agreement to Executive or any other person or entity arising out of or related to Executive's employment or the termination thereof, and Executive waives any and all rights to pursue any other remedy at law or in equity; provided, however, that this shall not constitute a waiver or release of any rights provided under any federal, state, or local laws or regulations relating to discrimination in employment. The Company shall have the right to condition the payment of any severance or other amounts pursuant to this Section 4 upon the delivery by Executive to the Company of a release (in form and substance satisfactory to the Company) of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and termination of such employment.

         (f) Survival. The provisions of Sections 4, 5, 6 and 7 herein shall survive termination of this Agreement or termination of employment for any reason whatsoever.

5. Non-Competition. In consideration of this Agreement, and the benefits granted hereunder, as well as those stock options granted to Executive at or about the time of the execution of this Agreement; during Executive's employment with the Company under this Agreement, and for a period of two years thereafter (the "Non-Compete Term"), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (defined below); provided, however, that ownership of less than 5% of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The Nasdaq Stock Market, shall not constitute a breach of this Section 5, so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation.

         As additional consideration for the obligations of Executive set forth in this paragraph, the Company shall pay Executive, commencing with Executive's last day of Employment by the Company and continuing for a period of twenty-four months thereafter, the Base Salary rate being paid to Executive immediately preceding the termination of employment, such Base Salary to be paid in accordance with the Company's standard payroll practices.

         For purposes hereof, the term "Competing Business" shall mean any business or venture which is engaged, directly or indirectly, anywhere in the world, in (i) the business of developing, manufacturing, marketing, selling and/or distributing vitamins, minerals, nutritional supplements (including, without limitation, amino acids and proteins), herbal products, phytonutrients, nutraceuticals, herb teas or food bars, (ii) the publication of related health, fitness or body-building publications, (iii) any other business engaged in or being developed by the Company, or being actively considered by management of the Company, at the time of Executive's termination of employment from the Company or (iv) any other business which is substantially similar to the whole or any significant part of the business conducted by the Company. Notwithstanding the provisions of clause (iii) hereinabove, to the extent that the Company ceases to develop any such other business which was being developed, or the management of the Company ceases to actively consider any such other business which was being actively considered at the time of the Executive's termination of employment, the


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prohibition set forth herein above shall no longer be applicable to such other business. At the written request of the Executive, the Company shall promptly inform the Executive of whether any particular business or businesses that were being so developed or actively considered at the time of the Executive's termination of employment have ceased to be so developed or actively considered.

6.  No Solicitation.

         (a) During Executive's employment with the Company and for a period of two years thereafter, Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce or otherwise encourage in any way, any employee of the Company who is employed in an executive, managerial, administrative or professional capacity or who possesses Confidential Information (defined below) to leave the Company, nor assist any person or entity in doing so, or employ, engage or otherwise contract with any such employee or former employee of the Company in a Competing Business (defined below) or any other business unless such former employee shall not have been employed by the Company for a period of at least one year, (ii) interfere in any manner with the relationship between any employee and the Company or (iii) contact, service or solicit any existing clients, customers or accounts of the Company on behalf of a Competing Business (defined below), either as an individual on his own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman of any other person or entity.

7.  Confidential Information.

         (a) Confidential Information. "Confidential Information" shall mean confidential records and information of or related to Twinlab, its businesses, employees or business practices, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, distribution methods, data, specifications, formulations, recipes, product development concepts, plans, collections of categorized materials, strategies and processes (including the Transferred Property as hereinafter defined) presently owned or at any time hereafter developed by Twinlab or its agents or consultants or used presently or at any time hereafter in the course of the business of Twinlab, that are not otherwise part of the public domain.

         (b) Transfer of Property by Executive. Executive hereby transfers and assigns to the Company, or to any person or entity designated by the Company, all of his entire right, title and interest in and to all inventions, ideas, disclosures and improvements (the "Inventions"), whether patented or unpatented, and copyrightable material and all trademarks, trade names, all goodwill associated therewith and all federal and state registrations or applications thereof, made, adopted or conceived by Executive solely or jointly, in whole or in part (collectively, the "Transferred Property"), prior to or during the Agreement Term which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by Twinlab or (ii) otherwise relate to or pertain to the business, products, services, functions or operations of Twinlab. Executive shall make adequate written records of all Inventions, which records shall be the Company's property and shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned Inventions. Whether during the Term or thereafter, Executive shall execute and deliver to the Company such formal transfers and assignments and


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such other papers and documents as may be required of Executive to permit the
Company, or any person or entity designated by the Company, to file and prosecute the patent applications and, as to copyrightable material, to obtain copyrights thereon, and as to trademarks, to record the transfer of ownership of any federal or state registrations or applications.

         (c) Protection of Confidential Information. All such Confidential Information is considered secret and will be disclosed to the Executive in confidence, and the Executive acknowledges that, as a consequence of his employment and position with the Company, the Executive may have access to and become acquainted with Confidential Information. Except in the performance of his duties as an employee of the Company, the Executive shall not, during the Term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Information. All records, files, drawings, documents, equipment, papers and other tangible items, wherever located, relating in any way to or containing Confidential Information, which the Executive has prepared, used, collected, stored or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Information and copies thereof, not previously delivered to the Company, that may be in the possession or under the control of the Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between the Executive and the Company that expressly references this section of this Employment Agreement, (ii) such Confidential Information has been publicly disclosed (not due to a breach by the Executive of his obligations hereunder, or by breach of any other person, of a fiduciary or confidential obligation to the Company) or (iii) the Executive is required to disclose Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, that the Executive shall, prior to any such disclosure, immediately notify the Company of such requirement and provided further, however, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

8. Change of Control Protection. If subsequent to the date hereof, there is an Acquisition of Control of the Company, and any time within two (2) years thereafter, (i) your employment with the Company is terminated without Cause or
(ii) you resign for Other Reasons as set forth in paragraph 8 (c), then in either case you shall be entitled to receive a severance (the "Change of Control Base Salary Severance") equal to three (3) times your then current Base Salary as well as an amount equal to three (3) times your "Target Bonus" as defined, at the time of termination or resignation, in the Company's Bonus Program (the "Change of Control Bonus Payment") for the calendar year immediately preceding your termination or resignation under this paragraph. The Company shall reimburse you for your payments under COBRA for a period of one (1) year following the date of termination or resignation, should you elect to continue coverage pursuant to COBRA. The Change of Control Base Salary Severance together with the Change of Control Bonus Payment (collectively, "the Change of Control Severance Amount") shall be paid to Executive in equal installments over a period of two years commencing with Executive's termination or resignation date and at the times the Base Salary would have otherwise been paid had Executive's employment not been terminated. The payments and benefits provided for in this paragraph shall be in lieu of and not in addition to any other payments or benefits set forth in this Agreement, including but not limited to those


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provided under paragraphs 4(c) and 5. The stock option agreements covering the options granted to you in connection with your employment (the "Options"), will be amended to provide for an acceleration of the vesting of such options upon the circumstances described above.

         For the purposes of this paragraph 8 only, the following terms shall have the meanings set forth below:

         (a)  "Acquisition of Control" shall mean:

                  (i) any person, including a group or entity, becoming the beneficial owner of, or acquiring the power to direct the exercise of voting power with respect to, directly or indirectly securities which represent fifty percent (50%) or more of the combined voting power of the Company's outstanding securities thereafter (an "Acquiring Person"); or

                  (ii) the Incumbent Directors cease at any time to constitute a majority of the Board of Directors of the Company; or

                  (iii) the stockholders of Twinlab approve a merger or consolidation of Twinlab with any other corporation, other than a merger or consolidation which would result in the voting securities of Twinlab immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of any new company or surviving or parent entity outstanding immediately after such merger or consolidation; or

                  (iv) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

         (b) "Incumbent Director" shall mean any director of the Company serving at January 1, 2000, or one elected thereafter if nominated by at least two-thirds of the then Incumbent Directors.

         (c) "Other Reasons" shall mean (a) reduction in your base salary; (b) material diminution in your duties, which diminution continues after notice thereof is given to the Company by you; (c) the Company's failure to maintain a material benefit or compensation plan (i.e., medical insurance or 401(k)) or plans that are substantially similar to, or afford substantially similar benefits as, such benefit or compensation plans; (d) relocation of your primary work location more than fifty miles from your current location; or (e) failure by the Company to obtain the agreement to assume and perform this Agreement by an acquiring Person.

(d) Gross-Up Only as to 20% Excise Tax. In the event that any payment or distribution by the Company to or for the benefit of the Executive pursuant to the terms of this Agreement or pursuant to the Stock Option Agreements (including the value of accelerated vesting of the stock options granted pursuant to such Stock Option Agreements) (a "Payment"), will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as


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amended (or any successor provision thereto), then the Company will reimburse the Executive for the tax imposed by such Section up to 20% of such Payment. Such reimbursement shall be made by the Company no later than (i) the date such excise tax is due or required to be withheld from the Executive's compensation or (ii) within a reasonable time after submission by the Executive of his tax returns to the Company. Such payment is not intended to be made on a "grossed-up" basis, and any additional tax liability imposed on Executive due to any Payment, including further taxes imposed on such reimbursement, shall be borne by Executive.

9. Assignment and Transfer; No Third Party Beneficiary.

         (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any existing or future subsidiary or affiliate of the Company, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (each, a "Successor"), whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise. The Company will require any such Successor by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, merger, consolidation, succession or assignment had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any Successor of the Company in accordance with the operation of law, and such Successor shall be deemed to be the Company or Twinlab, as appropriate, for purposes of this Agreement.

         (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer, alienation or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

10.  Miscellaneous.

         (a) Cooperation. Following notice of termination of employment with the Company, Executive shall cooperate with the Company, as requested by the Company, to affect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

         (b) Protection of Reputation. During the Term and thereafter, Executive agrees that he will not take action which is intended or would reasonably be expected to harm the Company or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company.

         (c) General Release. In exchange for and in consideration of the payments to be made pursuant to this Employment Agreement, Executive does hereby release, absolve and discharge the Company and Twinlab, and each of them, as well as their trustees, directors, officers, agents, servants, employees, affiliates, stockholders, successors, assigns, and representatives, past and present, and each of them (hereinafter collectively referred to as "Releasees") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, commissions, overtime payments, debts,


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expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, to Executive arising out of or related to Executive's employment by the Company which Executive now owns or holds or has at any time before the date of this Agreement owned or held as against Releasees, or any of them.

         (d) Governing Law/Jurisdiction/Process. This Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law. All actions and proceedings relating to or arising out of this Agreement shall be litigated solely in any New York state court or United States federal court located in Suffolk County, New York. The parties hereto expressly consent to the jurisdiction of any such court and to venue therein and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive or the Company at the address as provided in Section 9(j) hereof.

         (e) Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and except as is specifically set forth herein supersede, cancel and annul any prior or contemporaneous written (including without limitation the Employment Agreement dated as of May 7, 1996 between Company and Executive) or oral agreements, understandings, representations, commitments and practices between them respecting the subject matter hereof. However, the provision of the Non-Competition Agreement between Executive and Twin Laboratories Inc. dated May 6, 1996 is expressly reaffirmed and shall remain in full force and effect until such agreement expires in accordance with its terms.

         (f) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

         (g) Non-waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

         (h) Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special and extraordinary value, and, in the event of a breach or threatened breach of any provision of this Agreement by Executive, the injury or imminent injury to the value and the goodwill of the Company's business could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive expressly acknowledges that the Company shall be entitled to specific performance, injunctive relief and any other applicable equitable remedy against Executive without the posting of a bond in the event of any breach or threatened breach of any provision of this Agreement by Executive. Without limiting the generality of the foregoing, if Executive breaches or threatens to breach any of the provisions of Sections 5, 6, or 7 hereof, such breach or threatened breach will entitle the Company to enjoin Executive from engaging in any activities prohibited by such provisions, as is appropriate. This provision shall not be construed as a waiver of any of the rights which the Company may have for damages


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under this Agreement or otherwise, and all of the Company's rights and remedies shall be unrestricted.

         (i) Reasonableness of Restrictions. Executive agrees and acknowledges that (i) the provisions of Sections 5, 6, and 7 hereof may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees that such provisions are reasonable and necessary for the protection of the Company and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company;
(ii) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained; and (iii) the consideration provided under this Agreement including the severance, bonus and other benefits and perquisites pursuant to paragraphs 3 and 5 above, and stock options granted to Executive, is sufficient to compensate Executive for the restrictions imposed in Sections 5, 6, and 7 hereof. In consideration of the foregoing and in light of Executive's education, skills and abilities, Executive agrees that any defenses by Executive to the strict enforcement of such provisions are hereby waived by Executive and Executive agrees that he will not assert that such provisions are void, voidable or unenforceable.

         (j) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier service, with postage prepaid to Executive:

                                  Neil Blechman
                               30 Setalcott Place
                            Setauket, New York 11733

or to such other residence address of Executive as is reflected in the Company's records or as otherwise designated by Executive by notice given pursuant to this paragraph; and if to Company:

                             Twin Laboratories Inc.
                                150 Motor Parkway
                            Hauppauge, New York 11788
                     Attn: Ross Blechman, President and CEO

With a copy to:
                                 Philip M. Kazin
                                 General Counsel
                             Twin Laboratories Inc.
                                150 Motor Parkway
                            Hauppauge, New York 11788

All such notices, requests, consents and approvals shall be effective upon being deposited in the United States mail or upon delivery to such overnight courier service. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

         (k) Assistance in Proceedings, etc. Executive shall, without additional compensation, during and after expiration of the Agreement Term and any applicable renewal period, upon


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reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with services provided under this Section.

         (l) Survival. The respective obligations of Executive and rights and benefits afforded to the Company as provided in this Agreement shall survive cessation or termination of Executive's employment hereunder.

         (m) Costs and Expenses. Each party shall pay all of its own costs and expenses, including reasonable legal fees, in connection with the execution, delivery, performance and compliance with this Agreement by such party. If an action or proceeding is commenced by a party to enforce or interpret any provision of this Agreement, each party shall pay its own costs and expenses of such action or proceeding, including attorneys' fees.

         (n) Execution In Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instruments, and all signatures need not appear on any one counterpart.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

TWIN LABORATORIES INC.                      EXECUTIVE


By:_________________________________        ____________________________________
Name:  Ross Blechman                        Neil Blechman
Title:  President Date:_____________                 Date:______________


Agreed to and Accepted:  TWINLAB CORPORATION



By:________________________________
Ross Blechman, President                    Date:______________


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